Appendix A

Venture Lending & Leasing II, Inc.

Plan of Liquidation

(Adopted By Board of Directors

On July 10, 2003)

VENTURE LENDING & LEASING II, INC.

PLAN OF LIQUIDATION

THIS PLAN OF LIQUIDATION (the "Plan"), sets forth the terms of the contribution of assets by VENTURE LENDING & LEASING II, INC., a Maryland corporation ("Venture Inc.") to VLLI HOLDINGS II, LLC, a California limited liability company ("Venture LLC") and the dissolution of Venture Inc..

    The Board of Directors of Venture Inc. (the "Board of Directors") has adopted this Plan and called a special meeting (the "Meeting") of Venture Inc.'s shareholders (the "Shareholders") to take action on the Plan. In adopting the Plan, the Board of Directors has determined that the Plan is advisable and in the best interests of the Shareholders of Venture Inc. If Shareholders holding at least two-thirds of Venture Inc.'s outstanding Common Stock, par value $0.001 per share (the "Common Stock"), vote for the adoption of this Plan at the Meeting, at which a quorum of the holders of at least a majority of the issued and outstanding shares of the Common Stock is present, in person or by proxy, then the Plan shall constitute the adopted Plan of Venture Inc. as of the date of the Meeting, or at such later date at which the Shareholders may approve the Plan if the Meeting is adjourned, postponed, or continued to a later date (the "Adoption Date"); provided, however, that the Plan shall not be effective unless the Shareholders, at the Meeting (or at any adjournment, postponement, or continuation thereof), take the following additional actions:

    (a) Approve the termination of the status of Venture Inc. as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), immediately after the contribution by Venture Inc. of its assets, as specified herein, to Venture LLC; and

    (b) Approve a Management Agreement by and between Venture LLC and Westech Investment Advisors, Inc. ("Westech") and Siguler Guff Advisers, L.L.C. ("Siguler Guff") in the form of Annex A hereto.

    After the Adoption Date, Venture Inc. shall not engage in any business activity except to the extent necessary to implement this Plan, to wind-up its business and affairs, and to distribute its assets in accordance with this Plan.

    From and after the Adoption Date, Venture Inc. shall complete the following corporate actions:

(i) Provide notice to its creditors and to its employees pursuant to the provisions of Section 3-404 of the Maryland General Corporation Law ("MGCL") that the dissolution of Venture Inc. has been approved by its Shareholders.

    Transfer all of its assets to Venture LLC in exchange for Venture LLC's issuance of that number of units of membership interest ("Units") to Venture Inc. as called for by paragraph (iii) below; provided, however, that Venture Inc. shall retain all rights associated with its licenses and registrations, including the rights associated with its status as a business development company under the 1940 Act, its status as a registrant under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its status as a finance lender under the California Finance Lenders Law (the "Lender's Law"). The date that Venture Inc. transfers its assets to Venture LLC in exchange for the Units of Venture LLC shall be the "Effective Date" of the "Conversion" of Venture Inc. into Venture LLC for all purposes of this Plan.

    Distribute to its Shareholders one Unit for each outstanding share of Common Stock of Venture Inc. held by its Shareholders and a fractional Unit for each outstanding fractional share of Common Stock held by its Shareholders, and, in final payment of the incentive fee payable to Westech and to Siguler Guff under that certain Management Agreement by and between Venture Inc. and Westech and Siguler Guff, dated as of September 8, 1997, a number of Units such that, immediately after the distribution of Units by Venture Inc. hereunder, Westech and Siguler Guff shall own, in the aggregate, 20% of the outstanding Units of Venture LLC. The number of Units to be issued to Westech and Siguler Guff, as between Westech and Siguler Guff, shall be as determined by agreement between Westech and Siguler Guff. The distribution of Units to the Shareholders of Venture Inc. and to Westech and Siguler Guff under the provisions of this paragraph (iii) is referred to hereinafter as the "Final Distribution." Subject to compliance by the Shareholders with the provisions of paragraph 6 hereof, Venture Inc. shall make the Final Distribution as soon as practicable after the Effective Date.

    Prepare and file its Articles of Dissolution substantially in the form of Annex B hereto with the Maryland Department of Assessments and Taxation (the "Department") pursuant to the provisions of Section 3-407 of the MGCL.

    As of the Effective Date of the Conversion, each of the Shareholders of Venture Inc. shall be deemed to have adopted, and to have agreed to be bound by, the Operating Agreement of Venture LLC in the form of Annex C hereto.

    The implementation of this Plan shall be supervised by the Board of Directors of Venture Inc., which shall have all right, power, and authority (i) to implement this Plan, (ii) to delegate to one or more officers of Venture Inc. the right, power, and authority to implement this Plan, and (iii) to conduct the winding up and dissolution of Venture Inc. under Sections 3-401 through 3-419, as applicable, of the MGCL. Without limiting the generality of the foregoing, promptly after the Effective Date, Venture Inc. shall withdraw its election to be treated as a business development company under the 1940 Act, de-register as an Exchange Act reporting company pursuant to Section 12(g)(4) of the Exchange Act, and withdraw its license as a finance lender under the Lenders Law.

    The Final Distribution to the Shareholders of Venture Inc. pursuant to Section 3 hereof shall be in complete redemption and cancellation of all outstanding shares of Common Stock of Venture Inc.. As of the Effective Date of the Conversion, each of the Shareholders of Venture Inc. shall have the right to receive the number of Units allocable to such Shareholder pursuant to the provisions of paragraph 3(iii) hereof, subject only to compliance with the provisions of this paragraph 6. As a condition to the receipt of the Final Distribution to the Shareholders, the Board of Directors, in its absolute discretion, may require the Shareholders to (a) surrender their certificates, if any, evidencing the Common Stock to Venture Inc. for cancellation, or (b) furnish to Venture Inc. evidence satisfactory to the Board of Directors of the loss, theft, or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors. Venture Inc. will instruct its transfer agent, Boston EquiServe, L.P., to finally close its stock transfer books and discontinue recording transfers of Common Stock as of the Adoption Date, and thereafter Venture Inc.'s Common Stock will not be assignable or transferable on the books of Venture Inc., except by will, intestate succession, or by operation of law.

    If the Final Distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered his or her certificates evidencing the Common Stock, as may be required hereunder, or for any other reason, the Final Distribution to which a Shareholder is entitled shall be transferred to the official of such state or other organization authorized by applicable law to receive the proceeds of such Final Distribution. The proceeds of such Final Distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such Shareholder, as the sole equitable owner thereof, and shall be treated as abandoned property in escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of Venture Inc. The holder of any Units transferred in escheat pursuant to the provisions of this paragraph 7 (unless and until the Shareholder of Venture Inc. to whom such Units are properly allocable is located) shall be deemed, for all purposes of the Operating Agreement of Venture LLC, an Economic Interest Holder with respect to such Units.

    Venture Inc. hereby appoints Venture LLC as its disbursement agent to pay, from the cash contributed by Venture Inc. to Venture LLC pursuant to the provisions of paragraph 3(ii) hereof, the expenses of Venture Inc. not paid by Venture Inc. as of the Effective Date. Venture LLC shall have no responsibility, as disbursement agent hereunder, or otherwise, to pay any expenses or liabilities of Venture Inc., whether known or unknown, fixed or contingent, existing as of the Effective Date (or discovered thereafter and applicable to periods on or prior to the Effective Date) to the extent that such expenses or liabilities exceed the amount of the cash contributed by Venture Inc. to Venture LLC pursuant to the provisions of paragraph 3(ii) hereof.

    Notwithstanding the approval of this Plan and the transactions contemplated hereby by the Shareholders, the Board of Directors may modify or amend this Plan without further action by the Shareholders to the extent permitted by the MGCL.

    The Board of Directors is hereby authorized, without further action by the Shareholders, to do and perform any and all acts, and to make, execute, deliver, and adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind which are deemed necessary, appropriate, or desirable, in the good faith discretion of the Board of Directors, to implement this Plan and the transactions contemplated thereby, including, without limitation, all filings or acts required by any law or regulation to wind up Venture Inc.'s business under the MGCL or other applicable law. Venture Inc., effective the date it files its Articles of Dissolution with the Department pursuant to the provisions of Section 3-407 of the MGCL, hereby irrevocably constitutes and appoints Venture LLC its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead, to execute, acknowledge, deliver, swear to, file, and record such documents or instruments as may be necessary or appropriate to carry out the provisions of this Plan and the liquidation and dissolution of Venture Inc., including, without limitation, all documents required to be filed by Venture Inc. pursuant to the provisions of the MGCL, and all final tax returns and returns of income required to be filed by Venture Inc. under the Internal Revenue Code or any applicable state or foreign income tax law. Any person dealing with Venture Inc. may conclusively presume and rely upon the fact that any instrument referred to herein, executed by Venture LLC as attorney-in-fact, is authorized, regular, and binding, without further inquiry.

________________________

This Plan of Liquidation was adopted by the Board of Directors of Venture Inc. by unanimous written consent, effective July 10, 2003.

VENTURE LENDING & LEASING II, INC. By: /s/ Brian R. Best Brian R. Best Secretary Dated: July 17, 2003

VLLI HOLDINGS II, LLC hereby agrees to issue units of membership interest ("Units") as called for by paragraph 3(ii) of this Plan of Liquidation ("Plan"), agrees to perform all other provisions of the Plan applicable to it, and agrees to execute and deliver all such further documents and instruments and to take such further action as may be necessary or desirable to carry out the intent and purposes of the Plan.

VLLI HOLDINGS II, LLC

By: VENTURE LENDING
& LEASING II, INC.,

Its Sole Member

By: /s/ Ronald W. Swenson

Ronald W. Swenson

Chief Executive Officer

Dated: July 17, 2003

Annex A

Form of Management Agreement

The form of new Management Agreement between VLLI Holdings II, LLC and Westech Investment Management, Inc. and Siguler Guff Advisers, L.L.C. is included as Appendix C to the Proxy Statement of Venture Lending & Leasing II, Inc.

Annex B

Form of Articles of Dissolution

VENTURE LENDING & LEASING II, INC.

ARTICLES OF DISSOLUTION

VENTURE LENDING & LEASING II, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The name of the Corporation is as set forth above, and the address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

SECOND: The name and address of the resident agent of the Corporation in the State of Maryland, which shall serve for one year after dissolution and thereafter until the affairs of the Corporation are wound up, are:

The Corporation Trust, Incorporated

300 East Lombard Street

Baltimore, Maryland 21202

THIRD: The name and address of each director of the Corporation are as follows:

Name	Address
Arthur Aeder	2010 North First Street, Suite 310 San Jose, California 95131
John F. Cogan	2010 North First Street, Suite 310 San Jose, California 95131
S. Allan Johnson	2010 North First Street, Suite 310 San Jose, California 95131
Louis Moelchert	2010 North First Street, Suite 310 San Jose, California 95131
Salvador O. Gutierrez	2010 North First Street, Suite 310 San Jose, California 95131
Ronald W. Swenson	2010 North First Street, Suite 310 San Jose, California 95131

FOURTH: The name, title and address of each officer of the Corporation are as follows:

Name	Title	Address
Salvador O. Gutierrez	President	2010 North First Street, Suite 310 San Jose, California 95131
Ronald W. Swenson	Chairman of the Board; Chief Executive Officer	2010 North First Street Suite 310 San Jose, California 95131
George W. Siguler	Executive Vice President; Advisory Director	C/O Siguler Guff Advisers Rockefeller Center 630 Fifth Avenue, 16th Floor New York, New York 10111
Brian R. Best	Vice President; Chief Financial Officer; Secretary	C/O Westech Investment Advisors 2010 North First Street Suite 310 San Jose, California 95131
Donald P. Spencer	Vice President; Assistant Secretary	C/O Siguler Guff Advisers Rockefeller Center 630 Fifth Avenue, 16th Floor New York, New York 10111

FIFTH: The dissolution of the Corporation has been approved in the manner and by the vote required by law and by the charter of the Corporation, as follows:

(a) By unanimous written consent of the Board of Directors of the Corporation, adopting resolutions declaring that the dissolution of the Corporation is advisable and directing that the proposed dissolution be submitted for consideration at a special meeting of the shareholders of the Corporation for action thereon.

(b) At a special meeting of shareholders held on August 20, 2003, the holders of at least two-thirds of the outstanding shares of Common Stock of the Corporation approved the dissolution of the Corporation as so proposed pursuant to the terms of a plan of liquidation.

SIXTH: Notice of the approved dissolution of the Corporation was mailed on August ___, 2003 to all known creditors and to the employees of the Corporation.

SEVENTH: The Corporation is hereby dissolved.

EIGHTH: The undersigned Chairman of the Board of Directors of the Corporation acknowledges these Articles of Dissolution to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board of Directors acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

____________________________

IN WITNESS WHEREOF, the Corporation has caused these Articles of Dissolution to be signed in its name and on its behalf by its Chairman of the Board of Directors and attested by its Secretary on this ___ day of _____________, 2003.
VENTURE LENDING & LEASING II, INC. By: Ronald W. Swenson Chairman, Board of Directors
(SEAL)	ATTEST: Brian R. Best, Secretary

CONSENT OF RESIDENT AGENT

The undersigned, the Maryland resident agent of Venture Lending and Leasing II, Inc., a Maryland corporation (the "Corporation"), hereby consents to serve as the resident agent of the Corporation pursuant to the General Corporation Law of Maryland.

The Corporation Trust, Incorporated

By: _________________________

Its: _________________________

Date: _______________________

Annex C

Form of Operating Agreement

of VLLI Holdings II, LLC

The Operating Agreement of VLLI Holdings II, LLC is included as Appendix B to the Proxy Statement of Venture Lending & Leasing II, Inc.